UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 22, 2013

LANTRONIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16027	33-0362767
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

167 Technology Drive

Irvine, California 92618

(Address of principal executive offices, including zip code)

(949) 453-3990

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 22, 2013, the Compensation Committee (the “Committee”) of the Board of Directors of Lantronix, Inc. (the “Company”) adopted the Lantronix, Inc. Annual Bonus Program (the “Bonus Program”). Selected employees, including all of the Company’s named executive officers, are eligible to participate in the Bonus Program. Each participant in the Bonus Program has been assigned a target annual cash bonus expressed as a percentage of the participant’s base salary or as a fixed amount of cash, the payment of which shall be conditioned on the achievement of certain performance goals and objectives as outlined in the Bonus Program. Bonuses paid under the Bonus Program, if any, are based upon two semi-annual performance periods, corresponding the first and second half of the fiscal year, respectively (each, a “Performance Period”).

On August 22, 2013, the Committee also approved performance goals and a bonus formula under the Bonus Program for the first half of fiscal year 2014, which ends on December 31, 2013. The Committee designated Kurt Busch, the Company’s Chief Executive Officer, and Jeremy Whitaker, the Company’s Chief Financial Officer, as participants in the Bonus Program. The Committee also designated other Lantronix employees who are not named executive officers as Bonus Program participants for fiscal year 2014.

For fiscal year 2014, the Committee approved two performance measures for Messrs. Busch and Whitaker. These goals relate to the Company achieving certain levels of annual revenue and earnings before interest, taxes, depreciation, amortization, and share-based compensation (“Adjusted EBITDAS”). The goals are weighted 60% towards revenue and 40% towards Adjusted EBITDAS.

For all other participants, in addition to the goals relating to the Company achieving certain levels of annual revenue and Adjusted EBITDAS, bonus determinations will take into account the Company’s achievement towards goals established by the Committee relating to certain corporate MBO objectives and the individual participant’s performance in relation to personal MBO objectives. These goals are weighted 40% towards revenue, 30% towards Adjusted EBITDAS and 30% towards corporate and personal MBOs.

Bonus payouts for all participants are weighted 40% towards the first half of the fiscal year and 60% for the second half of the fiscal year. The Committee expects to establish performance goals for the second half of fiscal year 2014 in the first quarter of calendar year 2014. The Committee expects to use the same or similar performance metrics in the second half of fiscal year 2014.

The actual bonuses payable for fiscal year 2014, if any, will vary depending on the extent to which actual performance meets, exceeds or falls short of the goals approved by the Committee. In addition, the Committee retains discretion to reduce or eliminate or otherwise adjust the bonus that otherwise would be payable based on actual performance. In addition, the Committee retains the discretion to exclude one-time non-recurring expenses in calculating the extent to which Adjusted EBITDAS is achieved.

Under the Bonus Program, the maximum aggregate amount of bonuses that all participants will be eligible to receive during a Performance Period will be limited to 45% of the Company’s Adjusted EBITDAS during the Performance Period (the “Bonus Pool”). If the Bonus Pool during a Performance Period is insufficient to fully fund the bonuses earned during the Performance Period, each participant’s bonus will be ratably reduced.

Under the Bonus Program, (i) the target bonus for Kurt Busch, the Chief Executive Officer of the Company, is 65% of his base salary, with the opportunity to earn up to 200% of this amount (i.e., 130% of his base salary) based on the level of personal performance and the achievement of the Company’s financial goals; (ii) the target bonus for Jeremy Whitaker, the Chief Financial Officer of the Company, is 50% of his base salary, with the opportunity to earn up to 200% of this amount (i.e., 100% of his base salary) based on the level of personal performance and the achievement of the Company’s financial goals.

The foregoing description of the Bonus Program does not purport to be complete and is qualified in its entirety by reference to the Summary of Lantronix, Inc. Annual Bonus Program, a copy of which is attached to this report as Exhibit 99.1.

On August 22, 2013, the Compensation Committee of the Board of Directors of the Company also approved the following increases in the base salaries for the Company's named executive officers, effective October 1, 2013: the annual base salary for Mr. Busch, will increase to $330,000, and the annual base salary for Mr. Whitaker will increase to $234,000.

Item 9.01	Financial Statements and Exhibits.

(d)

Exhibit Number	Description
99.1	Summary of Lantronix, Inc. Annual Bonus Program and Form of Award Agreement

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 23, 2013	LANTRONIX, INC.

By:	/s/ Jeremy Whitaker
Jeremy Whitaker Chief Financial Officer

3

EXHIBIT INDEX

Exhibit Number	Description
99.1	Summary of Lantronix, Inc. Annual Bonus Program and Form of Award Agreement

4